Exhibit 19.1

MARKFORGED HOLDING CORPORATION INSIDER TRADING POLICY

This memorandum sets forth the policy of Markforged Holding Corporation and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy.

PART I. OVERVIEW

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To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, officers, employees and consultants and their respective “affiliates” (collectively, and solely for the purposes of this Insider Trading Policy, these persons are referred to as “Insiders”) and applies to any and all transactions by such persons in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

In addition, certain specified Insiders (and their affiliated persons) set forth on Schedule 1 (the “Designated Insiders”) must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”). Generally, the Trading Procedures require the pre-clearance of all transactions in the Company’s securities by Designated Insiders.

This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

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your spouse, child, parent, significant other or other family member, in each case, living in the same household;

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all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities;

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all persons who execute trades on your behalf; and

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all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and an Insider has hereby represented to the Company that such Insider’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the second trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the second trading day after any material nonpublic information known to you has become public or is no longer material.

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What is Prohibited by this Insider Trading Policy?

It is generally illegal for you to trade in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

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trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Exchange Act, such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied;

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having others trade in the Company’s securities for you;
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giving trading advice of any kind about the Company; and
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disclosing the material, nonpublic information about the Company, whether positive or negative, to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material, nonpublic information (these practices are commonly known as “tipping”).

This Insider Trading Policy does not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

The policy does apply, however, to: the use of outstanding Company securities to pay part or all of the exercise price of an option, any sale of stock as part of a broker- assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

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What is Material, Nonpublic Information?

This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Company’s General Counsel (the “Compliance Officer”).

“Material” Information

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

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projections of future earnings or losses, or other earnings guidance;
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earnings or revenue that are inconsistent with the consensus expectations of the investment community;
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potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
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pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
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changes in management or the Board of Directors;
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significant actual or threatened litigation or governmental investigations or major developments in such matters;
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a cybersecurity incident;
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significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
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changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
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potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
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bankruptcies or receiverships.

By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access.

Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information.

For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Friday.

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What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

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disgorgement of the profit gained or loss avoided by the trading;
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payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
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payment of criminal penalties of up to $5,000,000;
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payment of civil penalties of up to three times the profit made or loss avoided; and
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imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $2,166,279 (subject to periodic inflation adjustments) or three times the profit made or loss avoided, as well as criminal penalties of up to

$25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

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How Do You Report a Violation of this Insider Trading Policy?

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to the Compliance Officer. However if the conduct in question involves the Compliance Officer, or if you have reported such conduct to the Compliance Officer and you do not believe the Compliance Officer has dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with the Chief Executive Officer.

PART II. TRADING PROCEDURES

A.
Special Trading Restrictions Applicable to Insiders

In addition to the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:

No Trading During Quarterly Blackout Periods. The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly trading windows.

Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings (the “Earnings Announcement”) and end at the later of the close of business on (a) the 15th day before the end of the then-current quarter and (b) four business days following the Earnings Announcement”. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) in accordance with the procedure for waivers as described below.

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No Trading During Special Blackout Windows. There are times when the Company or certain members of its board of directors or senior management or support staff may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such a period could result in adverse publicity for the Company. Therefore, Insiders may not trade in Company securities if they are notified by the Compliance Officer that the trading window is closed because of the existence of a material, nonpublic development. The Compliance Officer will subsequently notify the Insiders once the material, nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Compliance Officer will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Insider’s individual duty to ensure that they do not make any trade in Company securities when material, nonpublic information exists, regardless of whether such Insider is aware of such development.

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No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).
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No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

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No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.

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No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).

3.
Gifts.

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade unless the donee agrees not to sell the shares until such time as the Insider can sell.

4.
No Trading During Retirement Plan Blackout Periods.

If the Company adopts a policy to allow ownership of Company stock in the Company’s 401(k) or other retirement plan, then no Insider may trade in any Company securities, which were acquired in connection with such Insider’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted below. A blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of its controlled group are prohibited from trading in Company securities through their plan accounts. Insiders will receive advance notice of any such blackout period from the Compliance Officer or his or her designee.

B.
Designated Insiders; Pre-Clearance Procedures

No Designated Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Designated Insiders in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his own trades from the Chief Executive Officer or Chief Financial Officer.

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Procedures. No Designated Insider may trade in Company securities until:

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The Designated Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;

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The Designated Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Designated Insider is not in possession of material, nonpublic information concerning the Company;

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The Designated Insider has informed the Compliance Officer, using the Stock Transaction Request form attached hereto, whether, to the Designated Insider’s best knowledge, (a) the Designated Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

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The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Designated Insider from, the consequences of prohibited insider trading.

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Additional Information.

Designated Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

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No Obligation to Approve Trades.

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by a Designated Insider. The Compliance Officer may reject any trading request at his or her sole discretion.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Designated Insiders may not trade in Company securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Designated Insider is not aware of the material, nonpublic development involving the Company, if any Designated Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Designated Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Designated Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Designated Insider once the material, nonpublic development is disclosed to the public or resolved. If a Designated Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

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Completion of Trades.

After receiving written clearance to engage in a trade signed by the Compliance Officer, a Designated Insider must complete the proposed trade within two (2) business days or make a new trading request.

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Post-Trade Reporting.

Any transactions in the Company’s securities by a Designated Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to this Insider Trading Policy on the same day in which such a transaction occurs. Each report a Designated Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Designated Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C.
Exemptions

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Pre-Approved Rule 10b5-1 Plan.

Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s special trading windows, retirement plan blackout periods or pre- clearance procedures, and Designated Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.

If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:

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satisfy the requirements of Rule 10b5-1;
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be documented in writing;
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be established during a trading window when such Insider does not possess material, nonpublic information

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be pre-approved by the Compliance Officer.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Compliance Officer. Any transaction pursuant to a Rule 10b5-1 Plan must be timely reported following the transaction in accordance with the procedures set forth above.

The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1.

Any modification of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by the Compliance Officer. A modification must occur during a trading window and while such Insider is not aware of material, nonpublic information.

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Employee Benefit Plans.

Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2021 Employee Stock Purchase Plan.

However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.

D.
Waivers

A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Compliance Officer or his or her designee, and any such waiver shall be reported to the Company’s Board of Directors.

E.
Insider Trading Policy Modifications

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option used by the Company) by the Company. You will be deemed to have received, be bound by and agree to revisions of this Insider Trading Policy when such revisions have been delivered to you, unless you object to any revision in a written statement received by the Compliance Officer within two

(2) business days of such delivery.

PART III. ACKNOWLEDGEMENT

This Insider Trading Policy will be delivered to all current Insiders and to all directors, officers, employees and consultants at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached hereto must be returned within ten (10) days of receipt to:

Assaf Zipori

Chief Financial Officer

Markforged Holding Corporation 60 Tower Road

Waltham, MA 02451

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

All directors, officers, employees and consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee.

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Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

Adopted March 8, 2022.